Exhibit 10-ii
Michael J. LaVelle - Terms and Conditions of
Retirement and Consulting Agreement

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On December 31, 2005, Mr. LaVelle will receive a lump sum distribution of approximately $1.4 million from the Company’s Special Executive Retirement Plan (the “Plan”) as specified by the terms and conditions of the Plan.

•	Mr. LaVelle will continue to serve as Chairman of the Board and receive compensation for such services as set by the Compensation Committee from time to time.

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Mr. LaVelle will provide services as an employee-consultant concerning management transition until June 30, 2006 for a minimum average of twenty (20) hours per week at a monthly gross salary of $16,675.

•	Mr. LaVelle will maintain medical and dental insurance coverage for himself and his spouse in accordance with the Company’s Supplemental Medicare Coverage Plan and Supplemental Dental Coverage Plan.

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Prior to termination of employment, the Company will study and arrange for 2004 restricted stock award to continue to vest as scheduled through 2007 and for continuation of currently held stock options in $3-$5 strike price range while a member of the Board or until such options expire.

•	Mr. LaVelle will continue to have use of company office space and a company car during his tenure as Chairman.